Exhibit 99.2

Terms and Conditions of Options

Entitlement

1.1	Each vested Option entitles the holder of the Option (Holder) to subscribe for, or to be transferred, one fully paid ordinary share in the Company (Share) on payment of the Exercise Price.

Exercise Price, Expiry Date and Exercise Period

1.2	The Exercise Price, Expiry Date, and Vesting Conditions for each Option will be as determined by the Board in its sole and absolute discretion.

1.3	Each Option is exercisable at any time prior to the Expiry Date (Exercise Period). After this time, any unexercised Options will automatically lapse.

1.4	Options will only vest and be exercisable if the applicable Vesting Conditions have been satisfied prior to the Expiry Date or waived by the Board.

Method of Exercise

1.5
Subject to clause 1.6, each Option is exercisable by the Holder within the Exercise Period, subject to the Holder delivering to the registered office of the Company or such other address as determined by the Board of:

1.5.1	a signed notice of exercise for the relevant Options (Notice of Exercise);

1.5.2
subject to the cashless exercise option, a cheque or cash or such other form of payment determined by the Board in its sole and absolute discretion as satisfactory for the amount of the Exercise Price; and

1.6
If on the date the Company receives a Notice of Exercise the Company is in possession of excluded information (as defined in section 708A(7) of the Corporations Act) (if any), then the exercise of the Option is deemed to occur on the later of:

1.6.1	the time the Holder satisfies the requirements of clause 1.5; and

1.6.2	when excluded information in respect of the Company (as defined in section 708A(7) of the Corporations Act) (if any) ceases to be excluded information.

For the avoidance of doubt, if the Company is not in possession of excluded information on the date the Notice of Exercise is received, the relevant date of exercise of the Options will be the date the Holder satisfies the requirements of clause 1.5.

No Issue Unless Cleared Funds

1.7
Where a cheque is presented as payment of the Exercise Price on the exercise of Options, the Company will not, unless otherwise determined by the Board, allot and issue or transfer Shares until after any cheque delivered in payment of the Exercise Price has been cleared by the banking system.

Cashless Exercise of Options

1.8
Subject to clause 1.9, a Holder may elect to pay the Exercise Price for each Option by setting off the total Exercise Price against the number of Shares which they are entitled to receive upon exercise (Cashless Exercise Facility). By using the Cashless Exercise Facility, the holder will receive Shares to the value of the surplus after the Exercise Price has been set off.

1.9
If the Holder elects to use the Cashless Exercise Facility, the Holder will only be issued that number of Shares (rounded down to the nearest whole number) as is equal in value to the difference between the total Exercise Price otherwise payable for the Options on the Options being exercised and the then market value of the Shares at the time of exercise calculated in accordance with the following formula:

S = O x (MSP - EP)
           MSP

Where:

S = Number of Shares to be issued on exercise of the Options

O = Number the Options being exercised

MSP = Market value of the Shares calculated using the volume weighted average of the Shares on ASX for the 5 trading days immediately prior to (and excluding) the date of the Notice of Exercise

EP = Exercise Price

1.10
If the difference between the total Exercise Price otherwise payable for the Options on the Options being exercised and the then market value of the Shares at the time of exercise (calculated in accordance with clause 1.9) is zero or negative, then a Holder will not be entitled to use the Cashless Exercise Facility.

Minimum Exercise

1.11	Options must be exercised in multiples of one hundred (100) unless fewer than one hundred (100) Options are held by a Holder or the Board otherwise agrees.

Actions on Exercise

1.12	Following the exercise of Options:

1.12.1	the Options will automatically lapse; and

1.12.2	the Company will allot and issue, or transfer, the number of Shares for which the Holder is entitled to subscribe for or acquire through the exercise of the Options.

Timing of the Issue of Shares on Exercise and Quotation

1.13	The Company must within five (5) business days the exercise of the Option:

1.13.1	allot and issue the Shares pursuant to the exercise of the Options;

1.13.2
as soon as reasonably practicable and if required, give ASX a notice that complies with section 708A(5)(e) of the Corporations Act, or, if the Company is unable to issue such a notice, lodge with ASIC a prospectus prepared in accordance with the Corporations Act and do all such things necessary to satisfy section 708A(11) of the Corporations Act to ensure that an offer for sale of the Shares does not require disclosure to investors; and

1.13.3	apply for official quotation on ASX of Shares issued pursuant to the exercise of the Options.

1.14
Notwithstanding clause 1.13 above, solely with respect to Holders who are not U.S. residents or to the extent such does not otherwise violate Code Section 409A, the Company’s obligation pursuant to clause 1.13.2 shall be postponed if such Holder at any time after the delivery of a Notice of Exercise and payment of the Exercise Price for each Option being exercised (if applicable) elects for the Shares to be issued to be subject to a holding lock for a period of twelve (12) months. Following any such election:

1.14.1	the Shares to be issued or transferred will be held by such Holder on the Company's issuer sponsored sub-register (and not in a CHESS sponsored holding);

1.14.2	the Company will apply a holding lock on the Shares to be issued or transferred and such Holder is taken to have agreed to that application of that holding lock;

1.14.3	the Company shall release the holding lock on the Shares on the earlier to occur of:

1.14.3.1	the date that is twelve (12) months from the date of issue of the Share; or

1.14.3.2	the date the Company issues a disclosure document that qualifies the Shares for trading in accordance with section 708A(11) of the Corporations Act; or

1.14.3.3	the date a transfer of the Shares occurs pursuant to clause 1.14.4 of these terms and conditions; and

1.14.4
Shares shall be transferable by such Holder and the holding lock will be lifted provided that the transfer of the Share complies with section 707(3) of the Corporations Act and, if requested by the Company, the transferee of the Shares agrees by way of a deed poll in favour of the Company to the holding lock applying to the Shares following its transfer for the balance of the period in clause 1.14.3.1.

Shares Issued on Exercise

1.15	Shares issued on the exercise of the Options rank equally with all existing Shares.

Quotation of the Shares Issued on Exercise

1.16	If admitted to the official list of ASX at the time, application will be made by the Company to ASX for quotation of the Shares issued upon the exercise of the Options.

Adjustment for Reorganisation

1.17
Subject to any applicable laws (including the ASX Listing Rules), the number of Options held by a Holder may, in the sole and absolute discretion of the Board, be determined to be such number as is appropriate and so that the Holder does not suffer any material detriment following any variation in the share capital of the Company arising from:

1.17.1	a reduction, subdivision or consolidation of share capital;

1.17.2	a reorganisation of share capital;

1.17.3	a distribution of assets in specie;

1.17.4	the payment of a dividend, otherwise than in the ordinary course, of an amount substantially in excess of the Company's normal distribution policy; or

1.17.5	any issue of ordinary shares or other equity securities or instruments which convert into ordinary shares by way of capitalisation of profits or reserves.

1.18
If there is any reorganisation of the issued share capital of the Company, the terms of Options and the rights of the Holder who holds such Options will be varied, including an adjustment to the number of Options and/or the Exercise Price applicable to Options, in accordance with the ASX Listing Rules that apply to the reorganisation at the time of the reorganisation.

1.19
Upon any adjustment being made, the Board will notify each Holder (or his or her legal personal representative where applicable) in writing, informing them of the number of Options held by the relevant Holder.

Holder in New Issues and Other Rights

1.20	A Holder who holds Options is not entitled to:

1.20.1	notice of, or to vote or attend at, a meeting of the Shareholders;

1.20.2	receive any dividends declared by the Company;

1.20.3	any right to a return of capital, whether in winding up of the Company, upon a reduction of capital in the Company or otherwise;

1.20.4	participate in any new issues of securities offered to Shareholders during the term of the Options; or

1.20.5	cash for the Options or any right to participate in surplus assets or profits of the Company on winding up,

unless and until the Options are exercised and the Holder holds Shares.

Adjustment for Rights Issue

1.21
If the Company makes an issue of Shares pro rata to existing Shareholders (other than an issue in lieu of in satisfaction of dividends or by way of dividend reinvestment) the Exercise Price of an Option will be reduced according to the following formula:

New exercise price = O - (E[P-(S+D)] divided by  N+1)

O=	the old Exercise Price of the Option.

E =	the number of underlying Shares into which one Option is exercisable.

P =	average market price per Share weighted by reference to volume of the underlying Shares during the five (5) trading days ending on the day before the ex rights date or ex entitlements date.

S =	the subscription price of a Share under the pro rata issue.

D =	the dividend due but not yet paid on the existing underlying Shares (except those to be issued under the pro rata issue).

N =	the number of Shares with rights or entitlements that must be held to receive a right to one new share.

Adjustment for Bonus Issue of Shares

1.22	If the Company makes a bonus issue of Shares or other securities to existing Shareholders (other than an issue in lieu or in satisfaction, of dividends or by way of dividend reinvestment):

1.22.1
the number of Shares which must be issued on the exercise of an Option will be increased by the number of Shares which the Holder would have received if the Holder had exercised the Option before the record date for the bonus issue; and

1.22.2	no change will be made to the Exercise Price.

Change of Control

1.23	For the purposes of these terms and conditions, a "Change of Control Event" occurs if:

1.23.1
the Company announces that its Shareholders have at a Court convened meeting of Shareholders voted in favour, by the necessary majority, of a proposed scheme of arrangement (excluding a merger by way of scheme of arrangement for the purposes of a corporate restructure (including change of domicile, or any reconstruction, consolidation, sub-division, reduction or return) of the issued capital of the Company) and the Court, by order, approves the scheme of arrangement;

1.23.2	a Takeover Bid (as defined in the Corporations Act):

1.23.2.1	is announced;

1.23.2.2	has become unconditional; and

1.23.2.3	the person making the Takeover Bid has a Relevant Interest (as defined in the Corporations Act) in fifty percent (50%) or more of the issued Shares;

1.23.3	any person acquires a Relevant Interest in fifty and one-tenth percent (50.1%) or more of the issued Shares by any other means; or

1.23.4
the announcement by the Company that a sale or transfer (in one transaction or a series of related transactions) of the whole or substantially the whole of the undertaking and business of the Company has been completed.

1.24	Where a Change of Control Event has (i) occurred or (ii) been announced by the Company and, in the opinion of the Board, will or is likely to occur:

1.24.1	a Holder may exercise any or all of their Options, regardless of whether the Vesting Conditions have been satisfied, provided that no Option will be capable of exercise later than the Expiry Date; and

1.24.2
if the Board has procured an offer for all holders of Options on like terms (having regard to the nature and value of the Options) to the terms proposed under the Change in Control Event and the Board has specified (in its absolute discretion) a period during which the holders of Options may elect to accept the offer and, if the holder has not so elected at the end of that offer period, the Options, if not exercised within 10 days of the end of that offer period, shall expire.

Quotation

1.25	The Company will not seek official quotation of any Options.

No Transfer of Options

1.26
Options may not be assigned, transferred, encumbered with a mortgage, charge, pledge, lien, encumbrance or other third party interest of any nature (Security Interest) in or over them, or otherwise disposed of by a Holder, unless:

1.26.1	the prior consent of the Board is obtained, which consent may impose such terms and conditions on such assignment, transfer, encumbrance with a Security Interest or disposal as the Board sees fit; or

1.26.2	such assignment or transfer occurs by force of law upon the death or total and permanent disablement of a Holder to the Holder's legal personal representative.

Options to be Recorded

1.27	Options will be recorded in the appropriate register of the Company.